Exhibit 99.(i)(i)

January 28, 2013

Ariel Investment Trust
200 E. Randolph Drive
Suite 2900
Chicago, IL  60601

Re:           Ariel Investment Trust

Ladies and Gentlemen:

     As counsel for Ariel Investment Trust (the “Registrant”) we consent to the incorporation by reference of our opinion dated December 29, 2011, with respect to each of the Registrant’s series, as filed with the Registrant’s registration statement on Form N-1A, Securities Act File No. 33-7699, on December 30, 2011.

     In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
GREENBERG TRAURIG, LLP

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP  nATTORNEYS AT LAW  nWWW.GTLAW.COM
77 West Wacker Drive, Suite 3100  nChicago, Illinois  nTel 312.456.8400  nFax 312.456.8435
CHI 63361638v1